EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-143267 on Form S-8 of our report dated April 27, 2011, relating to the consolidated financial statements and financial statement schedule of Acorn International, Inc and its subsidiaries and variable interest entities (collectively the “Company”), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of consolidated financial statements and financial statement schedule as of and for the years ended December 31, 2008 and 2009, appearing in this Annual Report on Amendment No. 1 to Form 20-F of the Company for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
February 6, 2012